UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
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                                                ---------------------------
                                  FORM  12B-25
                                                         SEC. FILE NUMBER
                         NOTIFICATION OF LATE FILING            000-27189
                                                             CUSIP NUMBER
(Check  One):  [X] Form  10-K and Form 10-KSB
         [ ] Form 20-F   [ ] Form 11-K    [ ] Form 10-Q
         [ ] Form N-SAR

     For  Period  Ended:  December  31,  1999
     [  ]  Transition  Report  on  Form  10-K
     [  ]  Transition  Report  on  Form  20-F
     [  ]  Transition  Report  on  Form  11-K
     [  ]  Transition  Report  on  Form  10-Q
     [  ]  Transition  Report  on  Form  N-SAR
     For  the  Transition  Period  Ended:

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART  I  -  REGISTRANT  INFORMATION

Merlin  Software  Technologies  International,  Inc.
----------------------------------------------------
Full  Name  of  Registrant

(formerly  Austin  Land  &  Development  Inc.)
Former  Name  if  Applicable

Suite  420  -  6450  Roberts  Street
------------------------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

Burnaby,  B.C.  V5G  4E1
------------------------
City,  State  and  Zip  Code

PART  11  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-KSB because its audited financial statements for the fiscal year ending December 31, 1999 have not been completed due to a change in the Registrant's management which occurred in January, 2000. Current management has been unable to obtain complete financial information of the Company in order to complete the financial statements by the required date. The Registrant's auditors are finalizing their work and it is anticipated that the Form 10-KSB, along with the audited financial statements will be filed on or before the 15th calendar day following the prescribed due date of the Registrant's Form 10-KSB.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Robert  Heller          604          320-7227
     --------------          ---          --------
    (Name)              (Area  Code) (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify  report(s).                            [X]    Yes   No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 [X]   Yes   No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

                MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.
                ------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     March  29,  2000          By /s/ Robert Heller
         ----------------             Robert  Heller,  President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.